Exhibit 99.1

Infinity Pharmaceuticals Reports First Quarter 2021 Financial Results and Provides Company Update

–Updated TNBC data from MARIO-3 to be reported mid-year and 4Q’21–

–Update for eganelisib in PD-L1 low, 2L advanced UC patients expected mid-year–

–$92M public offering strengthens balance sheet for continued development of eganelisib–

CAMBRIDGE, Mass., May 13, 2021 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) (“Infinity” or the “Company”), a clinical-stage biotechnology company developing eganelisib (IPI-549), a potentially first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic, today announced its first quarter 2021 financial results and provided a corporate update.
“2021 is poised to be a landmark year for Infinity with meaningful data updates, building on important data presentations over the last few months, which support the potential of eganelisib’s unique immune modulatory mechanism to improve outcomes across multiple solid tumor indications, lines of therapies and treatment combinations,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “Our encouraging results from MARIO-3 in front-line TNBC show a patient benefit from the addition of eganelisib to the approved standard of care regimen, Tecentriq and Abraxane. We are very much looking forward to sharing updated data from the study across a substantially larger number of patients, with an initial analysis of durability of response, in both mid-year and in the fourth quarter of this year. In order to provide the most meaningful update to our MARIO-3 TNBC presentation from SABCS in December 2020 for our mid-year TNBC update, our goal is to maximize the amount – both in terms of the number of patients and time on study - of data available by planning for a June data cut to be discussed on a July 27th webcast.”
Ms. Perkins continued, “Our most recent data from MARIO-275 demonstrate the benefit of adding eganelisib to nivolumab in the advanced second line bladder cancer patient population irrespective of their PD-L1 status and especially for patients who are PD-L1 low who represent the majority of these patients and are least likely to respond to checkpoint inhibitors alone. Based on these results, we are in the planning stages of a potentially registration-enabling study, and we look forward to providing an update on our path forward in bladder cancer on our July 27th webcast based on our interactions with regulatory authorities and in the context of the recent FDA Oncologic Drugs Advisory Committee, or ODAC, meeting in which accelerated approvals for two checkpoint inhibitors in bladder cancer were reviewed.”
Recent Updates and Program Guidance:
MARIO-3 Triple Negative Breast Cancer Cohort
•Additional data from the triple negative breast cancer (TNBC) cohort of MARIO-3, the company’s ongoing Phase 2 study in collaboration with Roche/Genentech to evaluate eganelisib in a novel triple combination in the 1L setting, adding to Tecentriq® and Abraxane®, which has received accelerated approval in PD-L1 high 1L TNBC patients, are expected on July 27th and in 4Q 2021. Presentations will include increased patient numbers and early durability data, building upon the positive data presented at the 2020 San Antonio Breast Cancer Symposium which included 100% of patients who had some reduction and 69.2% of patients who had a response per RECIST 1.1, irrespective of PD-L1 status.
•Completion of enrollment is expected in 2H’21
MARIO-275 and Advanced Urothelial Cancer
•Presented positive data from the MARIO-275 randomized, placebo-controlled Phase 2 study evaluating eganelisib in combination with Opdivo® in platinum-refractory, I/O naïve patients with advanced urothelial cancer (aUC), in collaboration with Bristol Myers Squibb (BMS) at the 2021 ASCO Genitourinary Cancers Symposium (ASCO GU)

◦Combination of eganelisib with nivolumab demonstrated improved overall response rate (ORR), disease control rate (DCR), and progression free survival (PFS) versus 2L standard of care nivolumab monotherapy
◦Eganelisib increased the patient benefit over nivolumab monotherapy, regardless of PD-L1 status. The greatest benefit of eganelisib and nivolumab combination therapy over nivolumab monotherapy was observed in the PD-L1 low patient population (n=23) with improvement over nivolumab monotherapy (n=7): ORR of 26% vs. 14%; DCR 57% vs. 14%; and best responses of complete response (CR) 9% vs. 0%, and stable disease (SD) 30% vs. 0%
◦PD-L1 low patients demonstrated an extended progression free survival (PFS) with a hazard ratio of 0.54 representing a 46% reduction in probability of progression with the addition of eganelisib
◦The combination of eganelisib and nivolumab was well tolerated at the 30mg once daily dose
◦Translational data support eganelisib’s immune modulatory mechanism of action
•Infinity is in the process of planning a potential registration enabling study leveraging findings from MARIO-275 and incorporating feedback from the U.S. Food and Drug Administration (FDA) including their ultimate decision following the recent ODAC reviews of checkpoint inhibitor accelerated approvals in PD-L1 high metastatic urothelial cancer patients and plans to provide an update on July 27th.
Corporate Update
•Closed a $92 million public offering in February 2021 to support execution on the next phase of eganelisib development.
First Quarter 2021 Financial Results:
•At March 31, 2021, Infinity had total cash, cash equivalents and available-for-sale securities of $106.8 million, compared to $34.1 million at December 31, 2020.
•Research and development expense for the first quarter of 2021 was $8.2 million, compared to $7.3 million in the same period in 2020. The increase is primarily related to clinical, development and consulting expenses to support continued development of eganelisib.
•General and administrative expense was $3.6 million for the first quarter of 2021, compared to $3.3 million for the same period in 2020. The increase in G&A expense is primarily due to an increase in stock compensation.
•Net loss for the first quarter of 2021 was $11.6 million, or a basic and diluted loss per common share of $0.15, compared to a net loss of $10.9 million, or a basic and diluted loss per common share of $0.19 in the same period in 2020.
Financial Outlook: Infinity’s 2021 financial guidance, following the closing in February 2021 of a $92 million public offering of Infinity’s common stock is as follows:
•Net Loss: Infinity expects net loss for 2021 to range from $40 million to $50 million.
•Cash and Investments: Infinity expects to end 2021 with a year-end-cash, cash equivalents and available for sale securities balance ranging from $70 million to $80 million. Infinity’s financial guidance does not include additional funding or business development activities.
Conference Call Information
Infinity will host a conference call today, May 13th, 2021, at 4:30PM ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 9988449. An archived version of the webcast will be available on Infinity's website for 30 days.

About Infinity and Eganelisib
Infinity Pharmaceuticals, Inc. (“Infinity” or the “Company”), is a clinical-stage biotechnology company developing eganelisib (IPI-549), a potentially first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which addresses a fundamental biologic mechanism of immune suppression in cancer in multiple clinical studies. MARIO-275 is a randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus etrumadenant (AB928, a dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; registration trial planning; plans to present data; clinical trial enrollment projections; the timing of further clinical trial updates from the Company; the Company’s guidance with respect to net loss, cash and cash equivalents and cash runway; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the Company’s risk/benefit review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption “Risk Factors” included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC., a wholly owned subsidiary of Bristol Myers Squibb Company.
Avastin® is a registered trademark of Genentech, Inc.
Doxil® is a registered trademark of Baxter Healthcare Corporation.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2021	December 31, 2020
Cash, cash equivalents and available-for-sale securities	$106,756	$34,108
Other current assets	2,549	1,912
Property and equipment, net	1,591	1,710
Other long-term assets	1,502	1,589
Total assets	$112,398	$39,319

Accounts payable and accrued expenses	$9,458	$11,047
Liabilities related to sale of future royalties, net[1]	49,331	28,021
Liability related to sale of future royalties to a related party, net[1]	—	21,559
Operating lease liability, less current portion	1,313	1,436
Long-term liabilities	250	245
Total stockholders’ equity (deficit)	52,046	(22,989)
Total liabilities and stockholders’ equity	$112,398	$39,319

1 The company is not obligated to repay the liabilities related to the future sale of royalties but these are recorded as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. During the first quarter of 2021, the BVF liability was reclassified to liabilities related to sale of future royalties from liability related to sale of future royalties to a related party since BVF is no longer considered a related party.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Royalty revenue	$467	$428
Operating expenses:
Research and development	8,201	7,346
General and administrative	3,566	3,324
Royalty expense	282	258
Total operating expenses	12,049	10,928
Loss from operations	(11,582)	(10,500)
Other income (expense):
Investment and other income (expense)	(2)	186
Non-cash interest expense[1]	(45)	(38)
Non-cash related party interest expense[1]	—	(534)
Total other expense	(47)	(386)
Net loss	$(11,629)	$(10,886)
Basic and diluted loss per common share:	$(0.15)	$(0.19)
Basic and diluted weighted average number of common shares outstanding:	75,728,176	57,343,608

1 The liabilities related to the future sale of royalties will be amortized using the effective interest method over the life of the arrangements. During the first quarter of 2021, the non-cash related party interest expense was reclassified to non-cash interest expense since BVF is no longer considered a related party.

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
646-970-4681
ikoffler@lifesciadvisors.com